Exhibit 10.2

RLI CORP. ANNUAL INCENTIVE COMPENSATION PLAN

EFFECTIVE JANUARY 1, 2020

I.ESTABLISHMENT AND PURPOSE

RLI Corp. (the “Company”) established the RLI Incentive Compensation Plan (the “Plan”), effective January 1, 2006, for the benefit of its employees and employees of its Affiliates. The Plan was intended to amend, consolidate and restate certain prior incentive compensation plans established by the Company. The terms of the Plan, as set forth herein, shall apply to Awards granted under the Plan on and after the Effective Date. Except as otherwise provided, Awards granted under the Company’s incentive compensation plans in effect prior to the Effective Date shall be governed by the terms of such plans.

The Company previously restated the Plan, effective January 1, 2009, to comply with the requirements of the final regulations issued under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (“Code”); again, effective January 1, 2010, to amend the Plan’s definition of “Retirement”, to amend provisions of the Plan relating to the designation of Plan beneficiaries, to change the term “Board Approval Limit” to “Committee Approval Limit”, and to clarify the application of the maximum Award provision; again, effective January 1, 2011 to expand the Plan’s definition of “Performance Goals” and to expand the circumstances under which a Participant may be considered to have a “Retirement” under the Plan; again effective January 1, 2016, to provide for Bonus Banks and other contingent deferred payments of Awards to become vested upon a Change in Control, to further expand the Plan’s definition of “Performance Goals” and in certain other clarifying respects; again for Performance Periods beginning on or after January 1, 2018 to reflect the revision of Code section 162(m) to remove the performance based compensation exception in that section; and again effective January 1, 2020 to change the manner in which eligibility for Retirement is measured.

The Plan is intended to align incentive compensation with achieving the financial performance factors on which the Company’s market value is driven. The Plan is also designed to promote the accomplishment of management’s primary annual objectives as reflected in the Company’s annual operating plan and in the objectives established by management for employees, and to recognize the achievement of management’s objectives through the payment of incentive compensation.

The Plan provides for incentive payments to employees based upon the achievement of pre-established performance goals. The performance goals may be annual, partial-year or multi-year goals. The Company may adopt a variety of bonus and incentive programs under the Plan.

II.DEFINITIONS

For purposes of the Plan, unless the context otherwise requires, the following terms shall have the meanings set forth below.

2.1“Affiliate” means any corporation that is part of a controlled group within the meaning of Code Section 414(b) or (c).

2.2“Award” means an award of incentive compensation under the Plan to a Participant in accordance with the terms set forth herein.

2.3“Board” means the Board of Directors of the Company as constituted at the relevant time.

2.4“Bonus Bank” means a deferred payment arrangement established under Section 6.2.

2.5“Bonus Payment Date” means the date on which Awards with respect to a Performance Period are paid, which shall not be later than March 15th of the year following the applicable Performance Period except to the extent the payment of such Award is credited to a Participant’s Bonus Bank or otherwise deferred pursuant to the terms of the RLI Corp. Executive Deferred Compensation Plan.

2.6“Bonus Pool” means an amount available for distribution to Participants who have been assigned an interest in the Bonus Pool (e.g. the Market Value Potential bonus pool arrangement in effect as of the Effective Date).

2.7“Cause” means termination for reasons described in Section 6.3.

2.8“Change in Control” means each of the following:

(i) The date any “Person,” within the meaning of Section 13(d) or 14(d) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any group (within the meaning of Section 13(d)(3) under the Exchange Act), becomes the “Beneficial Owner,” as such term is defined in Rule 13d-3 promulgated under the Exchange Act, of 30% or more of the combined voting power of the Company’s outstanding shares, other than beneficial ownership by (A) the Company or any subsidiary of the Company, (B) any employee benefit plan of the Company or any subsidiary of the Company or (C) any entity of the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, a Change in Control shall not occur as the result of an acquisition of outstanding shares of the Company by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by a Person to 30% or more of the shares of the Company then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 30% or more of the shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of the Company, then a Change in Control shall be deemed to have occurred; or

(ii) The date the Company consummates a merger or consolidation with another entity, or engages in a reorganization with or a statutory share exchange or an exchange offer for the Company’s outstanding voting stock of any class with another entity or acquires another entity by means of a statutory share exchange or an exchange offer, or engages in a similar transaction; provided that no Change in Control shall have occurred by reason of this paragraph unless either:

(A)the stockholders of the Company immediately prior to the consummation of the transaction would not, immediately after such consummation, as a result of their beneficial ownership of voting stock of the Company immediately prior to such consummation
(I)	be the Beneficial Owners, directly or indirectly, of securities of the resulting or acquiring entity entitled to elect a majority of the members of the board of directors or other governing body of the resulting or acquiring entity; and

(II)	be the Beneficial Owners of the resulting or acquiring entity in substantially the same proportion as their beneficial ownership of the voting stock of the Company immediately prior to such transaction; or

(B)those persons who were directors of the Company immediately prior to the consummation of the proposed transaction would not, immediately after such consummation, constitute a majority of the directors of the resulting entity.

(iii) The date of the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any Person (as defined in paragraph (i) above) other than an Affiliate; or

(iv) The date the number of duly elected and qualified directors of the Company who were not either elected by the Company’s Board or nominated by the Board or its nominating/governance committee for election by the shareholders shall constitute a majority of the total number of directors of the Company as fixed by its By-Laws.

The Committee shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

In addition, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Code Section 409A, the transaction or event described in paragraph (i), (ii), (iii) or (iv) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

2.9“Code” means the Internal Revenue Code of 1986, as amended.

2.10“Committee” means the Executive Resources Committee of the Board, as constituted at the relevant time.

2.11“Committee Approval Limit” means a predetermined Award level above which the independent directors of the Board approve Awards in accordance with Section 5.3(b).

2.12“Company” means RLI Corp., an Illinois corporation.

2.13“Disability or Disabled,” with respect to a Participant, means that: (a) the Participant (i) satisfies the requirements to receive long-term disability benefits under the Company-sponsored group long-term disability plan in which the Participant participates without regard to any waiting periods, and (ii) the Participant is unable to engage in any substantial gainful activity by reasons of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) the Participant has been determined by the Social Security Administration to be eligible to receive Social Security disability benefits. A Participant shall not be considered to be “Disabled” unless the Participant furnishes proof of the Disability to the Company in such form and manner as the Company may require.

2.14“Eligible Employee,” for any Performance Period, means those employees of the Company and its Affiliates as may be designated to participate in the Plan for such Performance Period. An employee who is designated as eligible to participate in the Plan for a particular Performance Period is not necessarily eligible to participate in the Plan for any other Performance Period.

2.15“Effective Date” means January 1, 2020.

2.16“Executive Officer” means those employees designated by the Board to be Executive Officers of the Company for purposes of Section 16 of the Securities Exchange Act of 1934.

2.17“Fiscal Year” means the calendar year.

2.18“Normal Retirement Date,” of a Participant, means the date on which the Participant has attained a combined age and years of service with the Company of seventy-five. For this purpose, (i) the Participant’s age shall be measured in whole and partial years (with partial years measured in days) as of the date of the Participant’s Retirement and (ii) the Participant’s service with the Company shall be based only on the Participant’s actual service with the Company (and not with any other employer that may be acquired by the Company with respect to service prior to the acquisition, except as otherwise provided by the Company in writing) and shall be calculated based on the number of whole and partial years of employment (with partial years measured in days) that the Participant has completed from the date of a Participant’s initial employment with the Company through the date of the Participant’s Retirement.

2.19“Participant,” for any Performance Period, means an Eligible Employee who has commenced participating in the Plan for such Performance Period.

2.20“Performance Goals,” of a Participant for a Performance Period, are the goals established for the Performance Period, the achievement of which may be a condition for receiving an Award under the Plan.

Performance Goals must be established by the Committee (for Executive Officers) and by the Plan Administrative Committee (for all participants). A Performance goal may provide the method for computing the amount of compensation payable if the goal is attained or may permit discretion to assess the achievement level. The Committee may adjust Performance Goals or performance results to prevent dilution or enlargement of an Award as a result of extraordinary events or circumstances as determined by the Committee or to exclude the effects of extraordinary, unusual or nonrecurring events, changes in accounting principles, discontinued operations, acquisitions, divestitures and material restructuring charges.

Performance Goals may be based, but are not required to be based, on one or more performance criteria, including without limitation the following, and may be based on attainment of a particular level of, or on a positive change in, such criteria: revenue, revenue per employee, earnings before income tax (profit before taxes), earnings before interest and income tax, net earnings (profit after taxes), earnings per employee, earnings per share, operating income, total shareholder return, stock price, market share, return on equity, return on capital, before-tax return on net assets, after-tax return on net assets, economic value added (economic profit), market value potential, underwriting profit, price-to-book ratio, price-to-earnings ratio, combined ratio, book value, book value per share, net operating cash flow, investment income, comprehensive earnings, gross written premium, net written premium, sales, costs, expense ratio, loss ratio, operating leverage, dividends paid, contribution from new products, customer satisfaction and employee satisfaction. Such criteria may relate to one or any combination of two or more of Company, Affiliate, division or individual performance.

2.21“Performance Period” means, generally, the Fiscal Year. However, the Committee may, its discretion, designate a shorter or longer Performance Period.

2.22“Plan Administrative Committee” means the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and Chief Human Resources Officer of the Company or such other officers as the Committee may designate from time to time.

2.23“Retirement,” of a Participant, means the Participant’s Termination of Employment with the Company and all Affiliates on or after the Participant’s Normal Retirement Date. In addition, the Committee or the Administrative Committee may specify, in its discretion, in a written Award agreement, policy or guideline that the Participant will be considered to have had a “Retirement”, and accordingly not forfeit otherwise forfeitable Plan benefits, if the Participant satisfies the terms of a non-competition covenant or under such other terms and conditions as specified by the Committee in its discretion.

2.24“Salary,” of a Participant for a Performance Period means the annualized base compensation payable to a Participant determined by the salary rate in effect on the last day of the Performance Period. The salary rate shall be determined without regard to reductions or deferrals of compensation under qualified and nonqualified plans or welfare benefit plans. The salary rate shall be determined without regard to fringe benefits, bonuses or other payments in addition to the Participant’s base compensation.

2.25“Target Performance Award” means a dollar amount (which may be expressed as a percentage of Salary) established for a Participant if the Performance Goal for the Participant is achieved. The Target Performance Award may also state the maximum amount that may actually be paid to the Participant under Section 5.3 (which may be expressed as a percentage of Salary.)

2.26“Termination of Employment” with respect to a Participant, means the Participant’s separation from service with all Affiliates, within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations under such section. Solely for this purpose, a Participant who is an eligible Employee will be considered to have a Termination of Employment when the Participant dies, retires, or otherwise has a termination of employment with all Affiliates. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with an Affiliate under an applicable statute or by contract. For purposes hereof, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for an Affiliate. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of such employee’s position of employment or any substantially similar position of employment, the Company may substitute a 29-month period of absence for such six-month period.

Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Affiliate and the Participant reasonably anticipated that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date will permanently decrease to no more than 49 percent of the average level of bona fide services performed over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).

Notwithstanding anything in the Plan to the contrary, in determining whether a Participant has had a Termination of Employment with an Affiliate, an entity’s status as an “Affiliate” shall be determined substituting “50 percent” for “80 percent” each place it appears in Code Section 1563(a)(1),(2), and (3) and in Treasury Regulation Section 1.414(c)-2.

The Company shall have discretion to determine whether a Participant has experienced a Termination of Employment in connection with an asset sale transaction entered into by the Company or an Affiliate, provided that such determination conforms to the requirements of Section 409A and the regulations and other guidance issued under such section, in which case the Company’s determination shall be binding on the Participant.

III.ADMINISTRATION

3.1Duties of Committee. The Committee will administer the Plan. Any actions taken by the Committee shall be by a majority vote of all Committee members or by unanimous written consent. The Committee may establish such rules and regulations as it deems necessary for the Plan and its interpretation. In addition, the Committee may make such determinations and take such actions in connection with the Plan as it deems necessary. Each determination made by the Committee in accordance with the provisions of the Plan will be final, binding and conclusive. The Committee may rely on the financial statements certified by the Company’s independent public accountants.

3.2Duties of Plan Administrative Committee. Except as provided in Section 3.3, the Committee may delegate some or all of its administrative powers and responsibilities under the Plan to the Plan Administrative Committee. Unless the Committee determines otherwise, the Committee shall be treated as delegating its authority to the Plan Administrative Committee to the full extent permitted hereunder. The Plan Administrative Committee may make such determinations and take such actions within the scope of such delegation and as otherwise provided in the Plan, as it deems necessary. The Plan Administrative Committee may further delegate any duties delegated to it pursuant to this Section 3.2 to other officers or employees of the Company and any such delegation may allow for further delegation to other officers or employees. Each determination made by the Plan Administrative Committee, or its delegate, will be final, binding and conclusive. The Plan Administrative Committee and its delegates may rely on the financial statements certified by the Company’s independent public accountants. Notwithstanding any such delegation, the Committee may review and change any decision made by the Plan Administrative Committee or its delegate.

3.3Committee’s Sole Authority with Respect to Executive Officers; Amendment or Termination of Plan. Notwithstanding anything in the Plan to the contrary, in the case of Awards to Executive Officers, the Committee has retained the sole and exclusive authority to (i) establish the applicable Performance Goals, (ii) determine the achievement of the applicable Performance Goals, and (iii) adjust the amount of the Awards pursuant to Section 5.2 and 5.3. The Committee shall have sole and exclusive authority to modify, suspend, terminate or reinstate the Plan. The Committee’s authority under this paragraph 3.3 is subject to review and approval by the Board.

IV.ELIGIBILITY TO PARTICIPATE

Participation in the Plan is limited to Eligible Employees. Prior to or during a Performance Period, the Committee, or the Plan Administrative Committee, as appropriate, shall determine which employees are Eligible Employees for the Performance Period. The Committee has final authority to approve or disapprove the selection of any Eligible Employee. An Eligible Employee shall become a Participant only upon approval by the Committee or Plan Administrative Committee and compliance with such terms and conditions as the Committee or Plan Administrative Committee may from time to time establish for the implementation of the Plan.

V.CALCULATION OF AWARDS

A Participant’s Award for a Performance Period is determined as follows:

5.1Establishing Performance Goals and Target Performance Awards and Committee Approval Limits. Prior to or during a Performance Period, the Committee (in the case of Participants who are Executive Officers) and the Plan Administrative Committee, or its delegate, (in the case of all other Participants), shall establish the Performance Goal or Goals and each Participant’s Target Performance Award. Alternatively the Committee (in the case of Participants who are Executive Officers) and the Plan Administrative Committee, or its delegate (in the case of all other Participants), may establish a Bonus Pool for one or more Participants and assign Participants an interest in the Bonus Pool. In addition, the Committee shall establish a Committee Approval Limit for each Award made to an Executive Officer.

5.2Calculation of Awards. Following the close of a Performance Period, the Committee (in the case of the Executive Officers) and the Plan Administrative Committee (in the case of all other Participants) shall determine the actual Award payable to a Participant. Except as provided by the Committee (in the case of Executive Officers) and the Plan Administrative Committee (in the case of all other Participants), no Award will be paid to a Participant if the percentage achievement of a Performance Goal is below any minimum level of performance established for such Performance Goal. In no event shall the aggregate of all Award payments (including the amount of any Award credited to a Bonus Bank) with respect to a Participant in any Fiscal Year exceed $7,500,000, provided, however, that a payout from a bonus bank in a given year representing a partial payout of the amount of an Award credited to the bonus bank in the same year, shall not be counted toward the maximum to avoid double counting of such amount.

5.3 Adjustments and Certifications of Awards. Once the determination in section 5.2 is made, the Committee, in the case of a Participant who is an Executive Officer, and the Plan Administrative Committee or its delegate in all other cases, shall:

(a)	Review the amount of each Award and make any adjustments it, in its sole discretion, deems appropriate to the amount of the Award. In general, each Participant’s Award will be the amount pre-established (when the Performance Goals were established) for achievement of the Performance Goals at the achievement levels described in Section 5.1. However, at the discretion of the Committee (in the case of Executive Officers) or Plan Administrative Committee (in the case of all other Participants), this amount may be increased or decreased based upon such objective or subjective criteria, as such Committee or Plan Administrative Committee deems appropriate.

(b)	In the case of any Award subject to a Committee Approval Limit, the independent directors serving on the Board may reduce the actual Award, but not below the Committee Approval Limit.

VI.PAYMENT OF AWARDS

6.1Timing of Award Payment. Except as provided in Section 6.2 or as otherwise provided in the underlying written Award, program, guideline or other similar arrangement, a Participant’s Award for a Performance Period shall be paid in a cash lump sum to him or her on the Bonus Payment Date immediately following the end of the Fiscal Year in which the Performance Period ends. A Participant who is also eligible to Participate in the RLI Corp. Executive Deferred Compensation Plan may elect to defer some or all of any amount otherwise payable to him or her under this Section 6.1 to the extent permitted by such plan.

6.2Bonus Bank. Prior to the beginning of a Performance Period, the Committee may specify that a portion of an Award will be credited to a Bonus Bank. Any such Award will be in writing and shall specify a fixed schedule of payments and such other terms and conditions as the Committee or Plan Administrative Committee may choose. The terms of the Award may provide that amounts credited to the Bonus Bank may be reduced if Performance Goals in a subsequent Performance Period are not met. Amounts deposited to the Bonus Bank will be credited with interest equivalent to the interest rate on three-year U.S. Government Treasury Bills in effect at the beginning of the fiscal year.

6.3Change in Employment Status During Performance Period. Except as provided in this Section 6.3 or as otherwise provided in the underlying written Award, program, guideline or other similar arrangement, in order to receive a payment, a Participant must be employed by the Company or Affiliate on (i) the date of actual payment with respect to an Award that is not held under a Bonus Bank, and (ii) the date of actual payout from a Bonus Bank arrangement. If the Participant dies or becomes Disabled or has a Termination of Employment due to Retirement during a Performance Period, the Participant (or the Participant’s beneficiary in the case of the Participant’s death) will be entitled to receive a pro rata portion of the Award (that is not held under a Bonus Bank), but only if the Award expressly provides for such payment. In such case, the payment of the Award will be made at the same time as if the Participant had remained employed through the date of payment.

If the Participant dies or becomes Disabled at a time when a Participant has a balance in a Bonus Bank, the Participant (or the Participant’s beneficiary in the case of the Participant’s death) will be entitled to receive a payment equal to the balance of the Bonus Bank within 30 days of the death or Disability, adjusted for interest through the end of the preceding quarter. If the Participant has a Retirement, payment of the Bonus Bank will be made as specified in the underlying written Bonus Bank agreement, policy or guideline. Notwithstanding anything in this Section 6.3 or under any underlying Award agreement, policy or guideline to the contrary, a Participant shall not be entitled to any Award for a Performance Period if the Participant’s employment is terminated by the Company or Affiliate for “Cause”. For these purposes “Cause” shall mean the Participant’s: (a) failure to comply with any material policies and procedures of the Company or Affiliate; (b) conduct reflecting dishonesty or disloyalty to the Company or Affiliate, or which may have a negative impact on the reputation of the Company or Affiliate; (c) commission of a felony, theft or fraud, or violations of law involving moral turpitude; (d) failure to perform the material duties of his or her employment; (e) excessive absenteeism; (f) unethical behavior; or (g) violation of a material policy of the Company. If a Participant’s employment is terminated for “Cause,” the date on which the Participant’s employment is considered to be terminated, for purposes of this Section 6.3, shall be the time at which such Participant is instructed or notified to cease performing job responsibilities for the Company or any Affiliate, whether or not for other reasons, such as payroll, benefits or compliance with legal procedures or requirements, he or she may still have other attributes of an employee.

Notwithstanding the terms of any written Award agreement, policy or guideline, upon a Change in Control, any amounts then credited to such Participant’s Bonus Bank and any other amounts earned during any full or partial Performance Period commencing prior to such Change in Control, including those amounts that are subject to subsequent conditions, shall not be subject to forfeiture or reduction, except in the event of a termination of such Participant’s employment for Cause or pursuant to Section 6.5. Such amounts shall be payable to such Participant at the time and form prescribed by the written Award agreement, policy or guideline, in accordance with Code Section 409A.

6.4Beneficiary. A Participant may designate one or more beneficiaries to receive Plan benefits payable by reason of the Participant’s death. In order for such designation to be valid for purposes of the Plan, it must be completed and filed with the Company according to the rules established by the Company. If the Participant has not completed a beneficiary designation, or all such beneficiaries have predeceased the Participant, then any amount that becomes payable under the Plan by reason of the Participant’s death shall be paid to the personal representative of the Participant’s estate. If there is any question as to the legal right of any person to receive a distribution under the Plan by reason of the Participant’s death, the amount in question may, at the discretion of the Committee, be paid to the personal representative of the Participant’s estate, in which event the Company shall have no further liability to anyone with respect to such amount. This Section 6.4 shall apply to all Awards granted under the Plan.

6.5Forfeiture. All Awards paid to the Chief Executive Officer and Chief Financial Officer of the Company under this Plan are subject to forfeiture as provided in Section 304 of the Sarbanes-Oxley Act of 2002, and the implementing rules and regulations. In addition, the Company reserves the right to require a Participant to forfeit or return to the Company any cash or other amount received under an Award under the Plan to the extent required by law, under any applicable exchange listing standard or under any applicable policy adopted by the Company that is designed to meet any legal obligations or obligations under any applicable exchange listing standard.

6.6Code Section 409A Compliance and Payment Grace Period. The Plan (and any underlying Award, policy, guideline or other similar arrangement) is intended to comply in form and operation with Code Section 409A and the regulations promulgated thereunder. Notwithstanding any provision to the contrary, if any amount payable under the Plan (or any underlying Award, policy, guideline, or other similar arrangement) constitutes deferred compensation, within the meaning of Code Section 409A, and becomes payable to a Specified Employee as a result of the Specified Employee’s Termination of Employment, the payment will be deferred (if not already deferred) until the earlier to occur of (i) the first day of the seventh month following such employee’s Termination of Employment or (ii) the date of such employee’s death. Consistent with the requirements of Section 409A, a Plan distribution that is a “short-term deferral” exempt from Section 409A shall be deemed to be paid on the Bonus Payment Date if it is paid no earlier than January 1st immediately preceding, and no later than the March 15th immediately following, the Bonus Payment Date.

VII.MISCELLANEOUS

7.1No Guaranty of Employment. Neither the adoption nor maintenance of the Plan, the designation of an employee as an Eligible Employee, the setting of Performance Goals, nor the provision of any Award under the Plan shall be deemed to be a contract of employment between the Company or an Affiliate and any employee. Nothing contained in the Plan shall give any employee the right to be retained in the employ of the Company or an Affiliate or to interfere with the right of the Company or an Affiliate to discharge any employee at any time, nor shall it give the Company or an Affiliate the right to require any employee to remain in its employ or to interfere with the employee’s right to terminate employment at any time.

7.2Release. Any payment of an Award to or for the benefit of a Participant or beneficiary that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations hereunder shall be in full satisfaction of all claims against the Company for payments under the Plan to the extent of such payment.

7.3Notices. Any notice provided by the Company under the Plan may be posted to a Company-designated web-site.

7.4Nonalienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or beneficiary.

7.5Plan is Unfunded. All Awards under the Plan shall be paid from the general assets of the Company. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on any Award prior to distribution to him or her, and the rights of a Participant or beneficiary to any payment to which he or she is otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

7.6Tax Liability. The Company may withhold from any payment of Awards or other compensation payable to or on behalf of a Participant or beneficiary such amounts as the Company determines are reasonably necessary to pay any taxes required to be withheld under applicable law.

7.7Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

7.8Invalidity of Certain Plan Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included.

7.9Venue. As a substantial portion of the duties and obligations of the parties created by the Plan will be performed in Peoria, Illinois, it shall be the sole and exclusive venue for any arbitration, litigation, special proceedings, or other proceedings between the parties in connection with the Plan.

7.10Hold Harmless. A Participant shall hold the Company harmless from and pay any cost, expense or fee (not to exceed the bank balance) incurred by the Company with respect to any claim, due or demand asserted by any person, except the Company against any amounts due the Participant under the Plan.

7.11No Other Agreements. The terms and conditions set forth herein constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.

7.12Incapacity. In the event that any Participant is unable to care for the Participant’s affairs because of illness or accident, any payment due may be paid to the Participant’s duly qualified guardian or other appointed legal representative.

7.13Applicable Law. The Plan and all rights under it shall be governed by and construed according to the laws of the State of Illinois.

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Date: May 7, 2020	RLI CORP.

By /s/ Jonathan E. Michael
Chief Executive Officer